August 18, 2026

Philippe Busque

Dear Philippe,

CYTEK BIOSCIENCES, INC. (“Cytek” or the “Company”) is pleased to offer you the position of Regional General Manager. This offer letter supersedes and replaces the offer letter previously provided to you regarding this position.

You will report to Wenbin Jiang, Chief Executive Officer. Your position will be based remotely in the United States, with travel to the Cytek Fremont office and your designated region as business needs require.
The Company may modify your position, duties, or reporting relationship as business needs require. Any Company-requested permanent relocation will be mutually agreed upon in writing and include reasonable relocation assistance. The Company will also provide reasonable immigration support for authorized business travel and the performance of your duties.

Subject to approval by the Company’s Board of Directors or its designated committee (the “Board”), your compensation will be comprised of the following:
•Your annual base salary will be $369,000.00, less payroll deductions and all required withholdings.
•You are eligible to participate in Cytek’s Annual Bonus Program. Your target bonus is 45% of your annual base salary. Actual payout is dependent on your performance and the Company’s overall performance.

You will be paid bi-weekly, and you will be eligible for the following standard company benefits:
Medical            Flexible account (HSA, FSA)
Dental            Vision
Life Insurance            10 Holidays
401(k) plan            Unlimited Paid Time Off

In accordance with the Company’s rehire guidelines and the terms of the applicable plans and policies, your prior service will be recognized for eligible benefits and service-based programs.

Subject to approval by the Board or a committee of the Board and your execution of related documents, you will receive equity grants in the value amount of $400,000.00, comprised of 25% value in stock options and 75% value in restricted stock units (RSUs).

•The number of stock options will be determined based upon the fair value (Black-Scholes methodology) of Cytek common stock on the date of grant. The stock options will vest over four years with 25% vesting on the first anniversary of the grant date and 1/48 of the total grant vesting each month thereafter, subject to the conditions of the grant and your continuous service with the Company.

•The number of RSUs will be determined based upon the closing sale price of Cytek common stock on the date of grant. The RSUs will vest at a rate of approximately 25% on the first anniversary of the grant date and approximately 3/48 of the total grant each quarter thereafter for the remaining three years; provided that RSUs will vest only on the Company’s preset RSU vesting dates, in each case, subject to your continued employment with the Company. Accordingly, the first tranche of your RSUs will not vest until the Company’s first preset RSU vesting date following the first anniversary of the grant date, and the number of RSUs vesting on such date will be adjusted accordingly. For your reference, the Company’s preset RSU vesting dates are currently March 10, May 18, August 18 and November 18 of each year. If you are designated as a Section 16 officer, the shares will be subject to net issuance upon vesting for tax withholdings. Otherwise, in the event that the Company’s trading window under its Insider Trading Policy is closed on a vesting date, such shares shall not be delivered on such date and shall instead be delivered as soon as reasonably practicable thereafter.

Additionally, you will be eligible to participate in the Company’s 2021 Employee Stock Purchase Program (the “ESPP Program”) and the Company’s Severance Benefit Plan. You may elect to participate in the ESPP Program during any enrollment period following commencement of your employment with the Company. Your participation in the Company’s Severance Benefit Plan will be conditioned upon your execution of a Participation Agreement following commencement of your employment with the Company.

The Company may modify your compensation and benefits from time to time as it deems necessary. Additional information about Company benefits can be provided upon request.
As a Cytek employee, you will be expected to abide by Company rules and regulations and corporate governance policies, copies of which will be provided to you upon employment for review and acknowledgment. You will also be required to sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information. You will also be required to review and acknowledge by signature the Company Handbook.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt employee, you may be asked to work additional hours as required by the nature of your work assignments.
We expect that you will start performing the duties of your new position on August 24, 2026. Please return a signed copy of this offer on or before August 19, 2026, at which time this offer expires if not previously accepted.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.
To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers' compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as you or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your CIIAA or as otherwise provided under applicable law.
Nothing in this letter agreement is intended to prevent either you or the Company from seeking or obtaining injunctive relief, or provisional remedies as permitted under applicable law, in court to prevent irreparable harm pending the conclusion of any such arbitration. The pursuit of injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Agreement. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If you accept employment under the terms and conditions set forth in this letter, please sign, date, and return this offer. We look forward to a productive and enjoyable working relationship.
Sincerely,

/s/ Wenbin Jiang, Ph.D.
Wenbin Jiang, Ph.D.
Chief Executive Officer Cytek Biosciences, Inc.

Accepted: Date:

/s/ Philippe Busque              8/18/2026
Philippe Busque